EXHIBIT J

CUSTODIAL AGREEMENT

     This Agreement, dated as of January 1, 2001, between The Frost National Bank, ("FNB"), a national banking association, and Renaissance Capital Growth and Income Fund III, Inc. ("Ren III"), a Texas corporation.

WITNESSETH:

      WHEREAS Ren III is a registered investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the "Investment Act").

     WHEREAS Ren III has appointed Renaissance Capital Group, Inc. as its registered investment advisor ("Investment Advisor").

     WHEREAS pursuant to the Investment Act, Ren III is required to maintain its cash, securities and other assets with a qualified custodian and wishes to appoint FNB as its custodian on the terms and subject to the conditions set forth in this Agreement.

     Pursuant to due authorization, Ren III hereby appoints FNB as custodian of its assets, and FNB hereby accepts such appointment, for the following purposes and upon the following conditions:

Section 1. Appointment of Custodian.

     FNB shall act as custodian for all of Ren III's cash, securities and other assets which are transferred to FNB or its nominees, as custodian, and shall maintain those control policies and procedures specified herein to ensure the safekeeping of Ren III assets. FNB shall maintain accurate records regarding the acquisition and disposition of Ren III assets in its custody. Except as otherwise provided herein, FNB shall perform its duties as custodian as soon as operationally possible in accordance with the written instructions or directions submitted from time to time by the Authorized Parties (as hereinafter defined). This Agreement sets forth the exclusive duties of FNB with respect to any and all matters pertinent hereto and no implied duties or obligations of FNB shall be read into this Agreement. FNB may act relative hereto upon the written advice of counsel in reference to any matter connected herewith and shall not be liable for any mistake of fact, error of judgment, or any acts or omissions of any kind while acting in good faith and exercising reasonable judgment. FNB shall not have any obligations hereunder with respect to any cash, securities or other assets until such time as same have actually been received by FNB. FNB shall never have any obligation to pursue collection of any assets to be held in its custody under this Agreement.

Section 2. Authorization and Signatures.

     Ren III has sole power, authority, and duty to manage, invest, and reinvest the custodial assets. The Board of Directors of Ren III shall vest such authority in Authorized Parties, who shall be those individuals or persons whose names are provided to FNB from time to time in a certified resolution of the Board of Directors of Ren III. Any additions to such list of Auth~lzed Parties shall be made only pursuant to certified resolution of the Board of Directors of Ren 111. Deletions to such list of Authorized Parties may be made upon a directive executed by two (2) Authorized Parties. Notwithstanding any other provision herein, FNB shall not `execute any transaction without having two (2) signatures of duly Authorized Parties. FNB shall have no discretionary authority or control with respect to the management, investment or disposition of custodial assets. Authorized Parties shall deliver written instructions to FNB specifying all details of any action to be taken by FNB, and FNB shall execute all directives as soon as operationally possible; provided, however, with respect to any directives received by FNB by 12:00 o'clock noon on a weekday that it is open for business, directing FNB to either purchase securities, wire transfer funds, or sell or deliver any securities, FNB shall use its best efforts to initiate such purchase, wire transfer or deliver out the subject securities, as the case may be, by the close of that business day. FNB shall act in accordance with such written instructions, provided FNB is in possession of sufficient assets in Ren III's account to accomplish such instructions. Ren III will designate to FNB, in a written direction signed by two or more Authorized Persons, money market mutual funds available to FNB, or other short-term investments into which cash assets, including proceeds of securities sales and interest and dividend payments shall be placed. Ren III will designate to FNB, in a written direction signed by two or more Authorized Persons, one or more custodial brokerage accounts to which custodial securities may be transferred by FNB, and Authorized Persons may direct the purchase or sale of such securities held in such custodial brokerage accounts.

Section 3. Receipt and Disbursement of Money.

A.

FNB shall open and maintain a separate account or accounts in the name of Ren III, subject only to draft or order by FNB acting pursuant to the terms of this Agreement. FNB shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of Ren III. FNB shall make payments of such cash to, or for the account of, Ren III only (a) for the purchase of portfolio securities, (b) for the purchase or redemption of shares of the capital stock of Ren III upon delivery thereof to FNB, (c) for the payment of interest, dividends, taxes, management or supervisory fees or operating expenses (including, without limitation, fees for legal, accounting and auditing services, (d) for payments in connection with the conversion, exchange or surrender of securities owned or subscribed to by Ren III held by or to be delivered to FNB, (e) the purchase of government securities, or (f) for other proper corporate purposes. Before making any such payment, FNB shall receive (and may rely upon) an officer's certificate requesting such payment and stating that it is for a purpose permitted under the terms of items (a), (b), (c), (d) or (e) of this subsection A, and also, in respect of item (f), upon receipt of an officers' certificate and a certified copy of a resolution of the Board of Directors of Ren III signed by an officer of Ren III and certified by its Secretary or an Assistant Secretary, specifying the amount of such payment, setting forth the purpose for which such payment is to be made, declaring such purpose to be a proper corporate purpose, and naming the person or persons to whom such payment is to be made.

B.	FNB is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received by FNB for the account of Ren III.

Section 4. Receipt of Securities.

     FNB shall hold in a separate account in San Antonio, Texas, or such other location that is mutually agreeable to FNB and Ren III, and physically segregated at all times from those of any other persons, firms or corporation, pursuant to the provisions hereof, all securities received by it for or for the account of Ren III. All such securities are to be held or disposed of by FNB for, and subject at all times to the instructions of, Ren III pursuant to the terms of this Agreement. FNB shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such securities and investments, except pursuant to the directive of Ren III and only for the account of Ren III as set forth in Sec. 5 of this Agreement.

Section 5. Transfer, Exchange, Redelivery, of Securities

.
     FNB shall have sole power to release or deliver any securities of Ren III held by it pursuant to this Agreement. FNB agrees to transfer, exchange, or deliver securities held by it hereunder only (a) for sales of such securities for the account of Ren III, (b) when such securities are called, redeemed or retired or otherwise become payable, (c) for examination by any broker selling any such securities in accordance with "street delivery" custom, (d) in exchange for or upon conversion into other securities alone or other securities and cash whether pursuant to any plan or merger, consolidation, reorganization, recapitalization or readjustment, or otherwise, (e) upon conversion of such securities pursuant to their terms into other securities, (f) upon exercise of subscription, purchase or other similar rights represented by such securities, (g) for the purpose of exchanging interim receipts or temporary securities for definitive securities, (h) for the purpose of redeeming in kind shares of capital stock of Ren III upon delivery thereof to FNB, (i) for the purpose of facilitating the purchase and/or sale of government securities, or (j) for other proper corporate purposes. As to any deliveries made by FNB pursuant to items (b), (d), (e), (f), (g), and (i), securities or cash receivable in exchange therefor shall be deliverable to FNB or at its direction. Before making any such transfer, exchange or delivery, FNB shall receive an officer's certificate authorizing such transfer, exchange or delivery and stating that it is for a purpose permitted under the terms of items (a), (b), (c), (d), (e), (f), (g), (h) or (i) of this Sec. 5 and also upon receipt of an officers' certificate and a certified copy of a resolution of the Board of Directors signed by an officer of Ren III and certified by its Secretary or an Assistant Secretary, specifying the securities to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purposes to be proper corporate purposes, and naming the person or persons to whom delivery of such securities shall be made in respect of item (j).

Section 6. FNB's Acts Without Instructions.

     Unless and until FNB receives an officer's certificate to the contrary, FNB shall:

(a)	present for payment all coupons and other income items held by it for the account of Ren III which call for payment upon presentation and hold the cash received by it upon such payment for the account of Ren III;
(b)	receive interest and cash dividends received, with notice to Ren III, to the account of Ren III;
(c)

hold for the account of Ren III hereunder all stock dividends, rights and similar securities issued with respect to any securities held by it hereunder; and (d) execute as agent on behalf of Ren III all necessary ownership certificates required by the Internal Revenue Code or the Income Tax Regulations of the United States Treasury Department or under the laws of any State now or hereafter in effect, inserting Ren III's name on such certificate as the owner of the securities covered thereby, to the extent it may lawfully do so.

Section 7. Nominees.

     FNB may hold all or any of the property in its name, in the name of its nominee, and in such form as will permit title thereto to pass by delivery, in the name "Frost National Bank FBO Renaissance Capital Growth and Income Fund III, Inc." or in the name of Ren III. No such holding shall relieve FNB of liability for any loss resulting from an improper act of such nominee in connection with the property so held. At FNB's option, FNB may act through its nominees or custodians having accounts with the Depository Trust Company (DTC) as a depositor for all monies, dividends, interest, and other income earned upon the Ren III assets held by it and maintain proper records pertaining to such income.

Section 8. Voting and Other Action.

     Neither FNB nor any nominee of FNB shall vote any of the securities held hereunder by or for the account of Ren III, except in accordance with the instructions contained in an officer's certificate. FNB shall deliver or cause to be executed and delivered in a commercially prompt manner, to Ren III all notices, proxies and proxy soliciting materials with relation to such securities, such proxies to be executed by the registered holder of such securities (if registered otherwise than in the name of Ren III), but without indicating the manner in which such proxies are to be voted.

     FNB shall, in a commercially prompt manner, transmit to Ren III all written information (including, without limitation, pendency of calls and maturities of securities and expirations of rights in connection therewith) received by FNB from issuers of the securities being held for Ren III. With respect to tender or exchange offers, FNB shall, in a commercially prompt manner, transmit to Ren III all written information received by the FNB from issuers of the securities whose tender or exchange is sought and from the party (or his agents) making the tender or exchange offer. As used herein, the phrase "commercially prompt manner" shall mean within five (5) business days.

Section 9. Tax Reports and Returns.

     FNB shall be under no duty to file, on behalf of Ren III, or the officers, directors, or shareholders in Ren III, tax returns, reports or statements with any governmental authority. FNB is authorized, however, in the name of and on behalf of Ren III, to execute any certificates of ownership or other reports which may be required by the United States, or any state or other jurisdiction with respect to any property being held pursuant to this Agreement. It shall be Ren III's responsibility to ensure compliance with any applicable tax reporting and withholding tax requirements. FNB shall deliver to Ren III all Forms 1099 it receives with respect to the custodial assets.

Section 10. Custodial Statements.

     FNB shall furnish to the Investment Advisor a statement of account as of the last day of each quarter and the last day of each fiscal year, consisting of a statement of account including cash receipts and disbursements and a list of assets held pursuant to this Agreement. Such statements shall be furnished to the Investment Advisor within thirty (30) business days after the later of the last day of each such quarter or fiscal year or within five (5) business days after receipt of the valuation supplied by the Board of Directors of Ren III. FNB shall also prepare such other special reports and statements as may be reasonably requested by Ren III or the Investment Advisor from time to time. In the preparation of such statements, FNB shall use the value of the assets of Ren III as determined by its Board of Directors.

Section 11. Exchange of Temporary Certificates.

     FNB is authorized to exchange securities in temporary form for securities in definitive form or to effectuate other transitional changes such as a change in the par value or share denomination or the issue of replacement or renewal certificates or securities to effect exchanged certificates.

Section 12. Independent Audit.

     FNB shall furnish to Ren III a SAS 70 Report as prepared annually by independent audit of the FNB Trust Functions within five (5) days after FNB's receipt of same from its auditors.

Section 13. Termination of Agreement.

     This Agreement may be terminated by Ren III, or by FNB, on sixty days' notice, given in writing and sent by registered mail to FNB or to Ren III as the case may be. Upon any termination of this Agreement, pending appointment of a successor to FNB or a vote of the shareholders of Ren III to dissolve or to function without a custodian of its cash, securities and other property, FNB shall not deliver cash, securities or other property of Ren III to Ren III, but may, with the consent of the Board of Directors, deliver them to a bank or trust company in Dallas, Texas having an aggregate capital, surplus and undivided profits, as shown by its last published report of not less than five hundred thousand dollars ($500,000) as a custodian for Ren III to be held under terms similar to those of this Agreement; provided, however, that FNB shall not be required to make any such delivery or payment until full payment shall have been made by Ren III of all liabilities constituting a charge on or against the properties then held by FNB or on or against FNB, and until full payment shall have been made to FNB of all its fees, compensation, costs and expenses, subject to the provisions of this Agreement. In the event Ren III's Board of Directors has not appointed a successor custodian or otherwise consented to FNB's delivery of the assets held hereunder to a bank or trust company meeting the requirements set forth above upon the expiration of sixty (60) days from the date notice of termination is given by either party, FNB's obligations hereunder shall terminate and FNB may, at its election, interplead such assets with a court of competent jurisdiction in Dallas County, Texas, and FNB shall be entitled to recover from Ren III and/or the assets deposited with the court, its attorneys' fees and costs in connection with such interpleader. Upon the delivery by FNB of any assets to a successor custodian, bank or trust company, or a Dallas County District Court, FNB shall be released of any further responsibility or liability with respect to such assets.

Section 14. Concerning Custodian.

A.     FNB shall be paid as compensation for its services pursuant to this Agreement such compensation pursuant to the fee schedule attached as Exhibit I. Ren III shall also pay for all out of pocket expenses incurred by FNB in the performance of its duties hereunder, including without limitation, the reasonable attorneys' fees it incurs as a result of such duties and/or the negotiation and preparation of this Agreement. The cash, securities and other assets held by FNB hereunder shall serve as security for all amounts owing hereunder to FNB by Ren III.

B.     FNB may rely and shall not be liable to any party for such reliance, upon any instrument or certificate herein described or certified copy of any resolution of the Board of Directors reasonably believed by FNB to be genuine, sufficient and properly presented. FNB shall not be liable in any respect on account of the authenticity, identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers or notices deposited or called for hereunder.

C.     Ren IIl agrees to indemnify and hold harmless FNB and its nominees from all taxes, charges, expenses, assessments, claims and liabilities (including reasonable counsel fees) incurred or assessed against FNB or its nominees in connection with the performance of this Agreement, except such as may arise from FNB's or its nominee's own gross negligence or willful misconduct. In the event of any advance of cash for any purpose made by FNB resulting from orders or instructions of Ren III, or in the event that FNB or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from FNB's or its nominee's own gross negligence or willful misconduct, any property at any time held for the account of Ren III shall be security therefor.

Section 15. Inspection.

     Ren III, or its designee, shall have the right to physically inspect the tangible assets held in FNB's custody, during normal business hours, upon reasonable notice. Ren III acknowledges that it will not be able to physically inspect any assets held by DTC.

Section 16. Notice.

     Unless otherwise provided, all notices and other communications required or permitted under this Agreement shall be in writing and shall be mailed by United States first-class mail, postage prepaid, sent by facsimile or delivered personally by hand or by a nationally recognized courier addressed if to Investment Advisor: 8080 N. Central Expressway, Suite 210 LB-59, Dallas, Texas 75206, facsimile number (214) 891-8106, Attention: Barbe Butschek or if to FNB: 8201 Preston Road, Dallas, Texas 75225, facsimile number [(214) 515-4939, Attention: Thomas Welch, or at such other address or facsimile number as such party may designate by ten (10) days' advance written notice to the other parties hereto. All such notices and other written communications, if properly addressed as above provided, shall be effective upon receipt.

Section 17. Assignment.

     This Agreement may not be assigned by FNB without the consent of Ren III, authorized or approved by a resolution of its Board of Directors. Ren III shall not assign this Agreement without the consent of FNB.

Section 18. Compliance with Investment Company Act of 1940.

     Ren III agrees to file three (3) copies of this Agreement with the Securities Exchange Commission (the "Commission") pursuant to Section 26(c) of the Investment Company Act of 1940 (the "Act"). In the event any portion of this Agreement is ever determined by the Commission not to comply with the Act, the parties agree to amend the Agreement in such a manner so as to bring this Agreement into compliance.

Section 19. Dispute Resolution.

     In order to facilitate an efficient and economical resolution of any disputed matter arising under this Agreement, FNB and Ren III agree that prior to the instigation of litigation by either of the parties, they will use their best efforts to resolve such dispute by first mediating the dispute in good faith. In the event a dispute cannot be resolved through mediation, upon the written request of either party hereto, such dispute shall be submitted to binding arbitration to be administered by the American Arbitration Association in Dallas, Texas, and determined in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon any arbitration award may be entered in any court having jurisdiction.

Section 20. Miscellaneous.

     This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and may not be modified or amended except in writing signed by both parties hereto. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by the laws of the state of Texas, applicable to contracts made and to be performed in Texas. The rights and obligations contained in this Agreement are solely for the benefit of the parties hereto and are not intended to benefit or be enforceable by any other party, under the third party beneficiary doctrine or otherwise. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied to any particular case because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable. Facsimile signatures on any documents shall have the same legal effect as original signatures.

     EXECUTED as of the date and year written above.

     RENAISSANCE CAPITAL GROWTH &
     INCOME FUND III, INC.

     By: /s/Russell Cleveland____________________

      Russell Cleveland, President and CEO

     FROST NATIONAL BANK

     By:_/s/ Thomas Welch__________________

     Name: Thomas M. Welch_______________

     Title: Vice President___________________

EXHIBIT I

RENAISSANCE CAPITAL GROWTH & INCOME FUND III, INC.
("Ren III")

CUSTODY FEE SCHEDULE

•

5 basis points (.05%) annually, prorated and paid monthly, on market value of the custodial assets held by FNB as determined by the Board of Directors in its quarterly and annual valuation statements (up to a maximum of $50 million in market value)

•	$35 per transaction (not to include deposits or transfers of cash or payments made on behalf of Ren III at its direction)

•	Collateral Maintenance: As each separate collateral file is established, a $35 set up charge will be assessed. Thereafter, a $35 annual fee will be charged for each collateral file maintained.